HCC INSURANCE HOLDINGS, INC.

as Issuer

AND

WACHOVIA BANK, N.A.

as Trustee

_______________

FIRST AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE

Dated as of December 22, 2004

_______________

First Amendment to Second Supplemental Indenture dated as of March 28, 2003

i

     FIRST AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE, dated as of December 22, 2004 by and between HCC INSURANCE HOLDINGS, INC., a Delaware corporation, as issuer (the “Company”), and WACHOVIA BANK, a national banking association duly organized and existing under the laws of the United States of America, as Trustee under the Indenture (as hereinafter defined) (the “Trustee”).

RECITALS

     WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of August 23, 2001 (the “Indenture,” all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture or the Supplemental Indenture) providing for the issuance by the Company of Securities from time to time;

     WHEREAS, the Company and the Trustee entered into that certain Second Supplemental Indenture dated as of March 28, 2003 (the “Supplemental Indenture”) for the purposes of establishing the terms of a new series of Securities under the Indenture;

     WHEREAS, pursuant to Section 2.13 of the Supplemental Indenture, upon a conversion pursuant to Section 2.01 or Section 2.02, the Company may, at its option, satisfy its Conversion Obligation in cash, Common Stock, or any combination thereof;

     WHEREAS, pursuant to Section 4.01 of the Supplemental Indenture, the holders of the Notes have the right to require the Company to purchase the Notes on each Purchase Date and the Company may, at its option, pay the Purchase Price in cash, Common Stock, or any combination thereof;

     WHEREAS, pursuant to Section 4.02 of the Supplemental Indenture, upon a purchase of the Notes in a Change of Control Offer by the Company, the Company may, at its option, pay the Change of Control Purchase Price in cash, Common Stock, or any combination thereof;

     WHEREAS, the Company has informed the Trustee that it will forever waive its rights to elect to pay the Purchase Price and the Change of Control Purchase Price in Common Stock;

     WHEREAS, the Company has informed the Trustee that it will forever waive its right to elect to pay (i) the Conversion Obligation in Common Stock as to the value of the principal amount of the Note (but not any excess over par value); and (ii) any excess over par value of the Note in cash; and

     WHEREAS, the Company and the Trustee desire to enter into this First Amendment to Second Supplemental Indenture to amend certain provisions of the Supplemental Indenture to reflect the Company’s waiver.

     NOW, THEREFORE, THIS FIRST AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes (as hereinafter defined), as follows:

ARTICLE 1
AMENDMENTS

     Section 1.01 Amendment to Section 1.10. The definition of “Cash Averaging Settlement Period” in Section 1.10 of the Supplemental Indenture is deleted in its entirety and replaced with the following:

     “Cash Settlement Averaging Period has the meaning set forth in Section 2.01.”

The definition of Conversion Obligation in Section 1.10 of the Supplemental Indenture is deleted and replaced in its entirety with the following:

     “Conversion Obligation means the Company’s obligation upon conversion.”

The definitions of “Cash Settlement Notice Period” and “Conversion Retraction Period” in Section 1.10 of the Supplemental Indenture are deleted in their entirety.

     Section 1.02 Amendment to Section 2.01. Section 2.01 of the Supplemental Indenture is deleted in its entirety and replaced by the following:

“Section 2.01 Conversion Privilege. Subject to and upon compliance with the provisions of this Article 2, at any time following the issuance of the Notes and prior to the close of business on April 1, 2023 a Holder of a Note (or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000), which has not previously been redeemed pursuant to Article 3 hereof or purchased pursuant to Article 4 hereof, may be converted by surrender of the Note to be so converted in whole or in part together with any required funds in the manner provided in Section 2.02 into an amount of cash and the number of shares of Common Stock, if any, as follows:

The amount of cash to be paid for each $1,000 of principal amount of a Note to be converted shall be the lesser of (i) the principal amount of a Note to be converted and (ii) the conversion value of the Note to be converted during the 10 Trading Day period which period shall begin the day after the Holder delivers a conversion notice pursuant to Section 2.02 (the “Cash Settlement Averaging Period”) calculated as the average during the Cash Settlement Averaging Period of the Conversion Rate on each day of the Cash Settlement Averaging Period times the Sales Price of the Company’s Common Stock on each such day. The Conversion Rate shall be equal to $1,000 divided by the Conversion Price.

The number of shares of Common Stock to be paid for each $1,000 of principal amount of a Note to be converted shall be equal to the average during the Cash Settlement Averaging Period of the Conversion Rate in effect on each Trading Date of the Cash Settlement Averaging Period less the result of the principal amount of the Note being converted divided by the Sale Price of the shares of Common Stock on each such Trading Day; provided, however, that the number of shares of Common Stock to be paid shall not be less than zero.

Settlement in cash or a combination of cash and shares of Common Stock will occur the day following the final day of the Cash Settlement Averaging Period.

Holders may surrender Notes for conversion on any date within a calendar quarter if, as of the last day of the preceding calendar quarter, the Sale Price of the Common Stock for at least 20 consecutive Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the quarter is more than 130% of the Conversion Price on the last Trading Day of the quarter. The Conversion Agent will, on behalf of the Company, determine at the end of each quarter if the Notes are convertible and notify the Company and the Trustee and, upon receipt of such determination each quarter, if the Notes are convertible, the Company shall issue a press release indicating that the Notes are convertible and publish such information on the Company’s web site.

In addition, even if the condition in the preceding paragraph has not been satisfied, a Holder may surrender for conversion a Note or portion of a Note:

     (i) if such Note or such portion thereof has been called for redemption pursuant to Article 3 hereof, until the close of business on the day that is two Business Days prior to the Redemption Date unless the Company defaults on payment of the Redemption Price in which case the conversion right shall terminate at the close of business on the date such default is cured and such payment is made;

     (ii) if the Company consolidates with or merges into another corporation, or is a party to a binding share exchange pursuant to which the shares of Common Stock would be converted into cash, securities or other property as set forth in Section 2.04 hereof, at any time from and after the date which is 15 days prior to the date announced by the Company as the anticipated effective time of such transaction until 15 days after the actual date of such transaction; or

     (iii) during any period after December 1, 2003 in which (A) the credit rating assigned to the Notes by Standard & Poor’s Rating Services is below BBB-, (B) the credit rating assigned to the Notes by such rating agency is suspended or withdrawn or (C) such rating agency is not then rating the Notes.

A Note in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice pursuant to Section 4.01 or Section 4.02 exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with the terms of such Section, unless the Company defaults in the payment of the applicable Purchase Price or Change of Control Purchase Price, in which case such Note may be converted without such withdrawal until such default is cured and such payment is made.”

     Section 1.03 Amendment to Section 2.02. Section 2.02 of the Supplemental Indenture is deleted in its entirety and replaced by the following:

“Section 2.02 Exercise of Conversion Privilege. In order to exercise the conversion privilege, the Holder of any Note to be converted shall surrender such Note, duly endorsed or assigned to the Company or in blank, at the Corporate Trust Office of the Trustee, located at 5847 San Felipe, Suite 1050, Houston, Texas 77057, Attn: Kevin M. Dobrava, accompanied by a duly signed and completed written notice to the Company at the Corporate Trust Office that the Holder elects to convert such Note. Notes that are surrendered for conversion during the period from the close of business on any Regular Record Date immediately preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except in the case of Notes or portions thereof which have been called for redemption or in respect of which a Purchase Notice or Change of Control Purchase Notice delivered by the Holder has not been withdrawn, the conversion rights of which would terminate during the period between such Regular Record Date and the close of business on such Interest Payment Date) be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided, however, that no such payment shall be required if there shall exist at the time of conversion a default in the payment of interest on the Notes. No payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes surrendered for conversion from the Interest Payment Date preceding the day of conversion. Rather, such amount shall be deemed to be paid in full to the Holder through delivery of cash or a combination of cash and Common Stock, in exchange for the Note being converted pursuant to the provisions hereof, and the fair market value of the combination of cash and any shares of Common Stock shall be treated as issued, to the extent thereof, first in exchange for accrued and unpaid interest and the balance, if any, of such fair market value of any such Common Stock and any cash payment shall be treated as issued in exchange for the principal amount of the Note being converted pursuant to the provisions hereof. In addition, no adjustment or payment shall be made upon any conversion on account of any dividends on any Common Stock issued upon conversion. In addition, Holders shall not be entitled to receive any dividends payable to holders of Common Stock as of any Record Date before the close of business on the conversion date.

Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Notes for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Notes as Holders shall cease, and the Person or Persons entitled to receive any Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of any such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Trustee at its Corporate Trust Office a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share thereof, as provided in Section 2.03 hereof, and the cash payment, and the Trustee shall forward such certificate or certificates and cash at the addresses set forth in the written notices sent to the Company by the Holders electing to convert their Notes.”

     Section 1.04 Amendment of Section 2.13. Section 2.13 of the Supplemental Indenture shall be deleted in its entirety.

     Section 1.05 Amendment of Section 4.01. Section 4.01 of the Supplemental Indenture is deleted in its entirety and replaced by the following:

     “Section 4.01. Purchase at Option of Holders on Specified Purchase Dates.

     (a) At the option of the Holder thereof, Notes shall be purchased for cash by the Company on April 1, 2009, April 1, 2014 and April 1, 2019 (each, a “Purchase Date”) at a purchase price equal to the principal amount of the Notes plus accrued and unpaid interest on the Notes to (but excluding) the applicable Purchase Date (the “Purchase Price”).

Purchases of Notes hereunder shall be made upon:

       (i) delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is 20 Business Days prior to the applicable Purchase Date until the close of business on the applicable Purchase Date; and

       (ii) delivery of the Notes to be purchased to the Paying Agent prior to, on or after the Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid only if the Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice, as determined by the Company.

     (b) In connection with any purchase of Notes, the Company shall mail a written notice to each Holder at their addresses shown in the Security Register of the Security Registrar (and to beneficial owners as required by applicable law) on a date not less than 20 Business Days prior to each Purchase Date setting forth the procedures that Holders must follow to require the Company to purchase their Notes.

     (c) The Purchase Notice given by each Holder electing to have the Company purchase some or all of the Notes held by such Holder must state:

       (i) the certificate numbers of the Holder’s Notes to be delivered for purchase (or, if the Notes are not certificated, such other identification necessary to comply with the procedures of the Depositary);

       (ii) the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

       (iii) that the Notes are to be purchased by the Company pursuant to the terms and conditions specified in Article 4.

     (d) Notwithstanding anything herein to the contrary, any Holder delivering a Purchase Notice to the Paying Agent shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent. The notice will specify:

       (i) the principal amount of Notes being withdrawn;

       (ii) the certificate numbers of the Notes being withdrawn (or, if the Notes are not certificated, such withdrawal notice must comply with the procedures of the Depositary); and

       (iii) the principal amount, if any, of the Notes that remain subject to the Purchase Notice (which number must be $1000 or an integral multiple of $1,000).

     (e) The Company shall to the extent applicable: (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and (ii) file the related Schedule TO (or any successor schedule, form or report) or any other required schedule under the Exchange Act; and (iii) otherwise comply with all applicable securities laws.

     (f) The Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Purchase Notice, (ii) deposit with the Paying Agent (no later than 10:00 A.M. New York City time on the Purchase Date) money, in immediately available funds, sufficient to pay the Purchase Price of all Notes or portions thereof so tendered and accepted and (iii) deliver, or direct the Paying Agent to deliver, to the Trustee the Notes so accepted together with an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount in cash equal to the Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion to the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. Any Notes not validly tendered and not accepted by the Company shall be promptly mailed or delivered by the Company to the Holder thereof.

     (g) With respect to each Note for which a Purchase Notice has been given, if the Paying Agent holds money sufficient to pay the Purchase Price on the Business Day following the applicable Purchase Date, in accordance with the terms of the Indenture, then immediately after the Purchase Date interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying

Agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Purchase Price upon delivery of such Note.

     (h) There shall be no purchase of any Notes pursuant to this Section 4.01 if there has occurred and is continuing an Event of Default (other than a default in the payment of the Purchase Price). The Paying Agent will promptly return to the respective Holders thereof any Notes: (i) with respect to which a Purchase Notice has been withdrawn in compliance with the Indenture or (ii) held by it during the continuance of an Event of Default (other than a default in the payment of the Purchase Price) in which case, upon such return, the Purchase Notice with respect thereto shall be deemed to have been withdrawn.”

     Section 1.06 Amendment of Section 4.02. Section 4.02 of the Supplemental Indenture is deleted in its entirety and replaced by the following:

     “Section 4.02. Purchase at Option of Holders Upon Change of Control.

     (a) Upon the occurrence of a Change of Control on or prior to April 1, 2009 (the date of such occurrence, the “Change of Control Date”), the Company shall notify the Holders of the Notes in writing of such occurrence in accordance with paragraph (b) below, and shall make an offer to purchase (a “Change of Control Offer”), and shall purchase, on a Business Day (a “Change of Control Purchase Date”) that is 40 Business Days following the Change of Control Date all of the then outstanding Notes validly tendered at a purchase price in cash equal to the principal amount of the Notes plus accrued and unpaid interest on the Notes to (but excluding) the Change of Control Purchase Date (the “Change of Control Purchase Price”).

     (b) Notice of a Change of Control Offer (a “Change of Control Notice”) shall be sent, by first-class mail, postage prepaid, by the Company within 15 Business Days after the Change of Control Date to the Holders of the Notes at their addresses shown in the Security Register of the Security Registrar (and to beneficial owners as required by applicable law) with a copy to the Trustee and the Paying Agent (and shall also be given by release made to Reuters Economic Services and Bloomberg Business News). The Change of Control Offer shall remain open from the time of delivery of the Change of Control Notice for at least 15 Business Days and until 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date. The Change of Control Notice, which shall govern the terms of the Change of Control Offer, shall include such disclosures as are required by law and shall state:

       (i) briefly, the events causing a Change of Control and Change of Control Date;

       (ii) the date by which the Change of Control Purchase Notice pursuant to this Section 4.02 must be delivered to the Paying Agent;

       (iii) the Change of Control Purchase Price;

       (iv) the Change of Control Purchase Date;

       (v) the name and address of the Paying Agent and the Conversion Agent;

       (vi) the Conversion Price and any adjustments thereto;

       (vii) that Notes as to which a Change of Control Purchase Notice has been given may be converted if they are otherwise convertible pursuant to Article 2 hereof only if the Change of Control Purchase Notice has been withdrawn in accordance with the terms of this Section 4.02;

       (viii) that Notes must be surrendered to the Paying Agent to collect payment;

       (ix) that the Change of Control Purchase Price for any Note as to which a Change of Control Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change of Control Purchase Date and the time of surrender of such Note as described in Section 4.02(h);

       (x) briefly, the procedures the Holder must follow to exercise rights under this Section 4.02;

       (xi) the procedures for withdrawing a Change of Control Notice as set forth in Section 4.02 hereof;

       (xii) that, unless the Company defaults in making payment of such Change of Control Purchase Price, interest, if any, on Notes surrendered for purchase by the Company will cease to accrue on and after the Change of Control Purchase Date; and

       (xiii) the CUSIP number of the Notes.

     (c) To exercise a purchase right pursuant to this Section 4.02, a Holder shall deliver to the Paying Agent a written notice (a “Change of Control Purchase Notice”) of such Holder’s exercise of such right, in accordance with the terms and conditions set forth in the Change of Control Notice. The notice (which must be delivered to the Paying Agent prior to the close of business on the Change of Control Purchase Date) shall state:

       (i) the certificate numbers of the Holder’s Notes to be delivered for purchase (or, if the Notes are not certificated, such other identification necessary to comply with the procedures of the Depositary);

       (ii) the portion of the principal amount of Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

       (iii) that such Notes shall be purchased pursuant to the terms and conditions specified in Article 4.

Upon receipt by the Paying Agent of a Change of Control Purchase Notice, the Holder of the Note in respect of which such Change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Note.

     (d) Notwithstanding anything herein to the contrary, a Holder shall have the right to withdraw any Change of Control Purchase Notice at any time prior to the close of business on the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent. The notice will specify:

       (i) the principal amount of Notes being withdrawn;

       (ii) the certificate numbers of the Notes being withdrawn (or, if the Notes are not certificated, such withdrawal notice must comply with the procedures of the Depositary); and

       (iii) the principal amount, if any, of the Notes that remain subject to the Purchase Notice (which number must be $1000 or an integral multiple of $1,000).

Notes in respect of which a Change of Control Purchase Notice has been given by the Holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Change of Control Purchase Notice, unless such Change of Control Purchase Notice has first been validly withdrawn as set forth in the foregoing paragraph, unless the Company has defaulted in the payment of the Change of Control Purchase Price.

     (e) On the Change of Control Purchase Date, the Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent (no later than 10:00 A.M. New York City time on the Change of Control Purchase Date) money, in immediately available funds, sufficient to pay the Change of Control Purchase Price of all Notes or portions thereof so tendered and accepted, (iii) deliver, or direct the Paying Agent to deliver, to the Trustee the Notes so accepted, and (iv) deliver to the Trustee an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted for payment an amount of cash equal to the Change of Control Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion to the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. Any Notes not validly tendered and not accepted by the Company shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer not later than the third Business Day following the Change of Control Purchase Date.

     (f) The Company shall to the extent applicable: (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and (ii) file the related Schedule TO (or any successor schedule, form or report) or any other required schedule under the Exchange Act; and (iii) otherwise comply with all applicable securities laws.

     (g) With respect to each Note for which a Change of Control Purchase Notice has been given, if the Paying Agent holds money sufficient to pay the Change of Control Purchase Price on the Business Day following the Change of Control Purchase Date, in accordance with the terms of the Indenture, then immediately after the Change of Control Purchase Date, interest on the principal amount of such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Change of Control Purchase Price upon delivery of such Note.

     (h) There shall be no purchase of any Notes pursuant to this Section 4.02 if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change of Control Purchase Price). The Paying Agent will promptly return to the respective Holders thereof of any Notes: (i) with respect to which a Change of Control Purchase Notice has been withdrawn in compliance with Section 4.02(d) or (ii) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price) in which case, upon such return, the Change of Control Purchase Notice with respect thereto shall be deemed to have been withdrawn.”

     Section 1.07 Amendment to Exhibit A. Section 9 of Exhibit A to the Supplemental Indenture is deleted in its entirety and replaced by the following:

     “9. CONVERSION. Subject to and in compliance with the provisions of the Indenture (including, without limitation, the conditions to conversion set forth in Section 2.01 of the Second Supplemental Indenture), a Holder is entitled, at such Holder’s option, to convert the Holder’s Note (or any portion of the principal amount thereof that is $1,000 or an integral multiple $1,000), into an amount of cash and the number of shares of fully paid and nonassessable shares of Common Stock, if any, at the Conversion Price in effect at the time of conversion.

     The Company will notify Holders of any event triggering the right to convert the Holder’s Note as specified above in accordance with the Indenture.

     A Note in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice, as the case may be, exercising the option of such Holder to require the Company to purchase such Security may be converted only if such Purchase Notice or Change of Control Purchase Notice, as the case may be, is withdrawn in accordance with the terms of the Indenture.

     The initial Conversion Price is $33.97, subject to adjustment in certain events described in the Indenture.

     To convert a Note, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

     No fractional shares of Common Stock shall be issued upon conversion of any Security. Instead of any fractional share of Common Stock that would otherwise be issued upon conversion of such Security, the Company shall pay a cash adjustment as provided in the Indenture.

     Notes that are surrendered for conversion during the period from the close of business on any Regular Record Date immediately preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except in the case of Notes or portions thereof which have been called for redemption or in respect of which a Purchase Notice or Change of Control Purchase Notice delivered by the Holder has not been withdrawn, the conversion rights of which would terminate during the period between such Regular Record Date and the close of business on such Interest Payment Date) be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided, however, that no such payment shall be required if there shall exist at the time of conversion a default in the payment of interest on the Notes. No payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes surrendered for conversion from the Interest Payment Date preceding the day of conversion. Rather, such amount shall be deemed to be paid in full to the Holder through delivery of cash or a combination of cash and Common Stock, in exchange for the Note being converted pursuant to the provisions hereof, and the fair market value of the combination of cash and any shares of Common Stock, shall be treated as issued, to the extent thereof, first in exchange for accrued and unpaid interest and the balance, if any, of such fair market value of any such Common Stock and any cash payment shall be treated as issued in exchange for the principal amount of the Note being converted pursuant to the provisions hereof. In addition, no adjustment or payment shall be made upon any conversion on account of any dividends on any Common Stock issued upon conversion. In addition, Holders shall not be entitled to receive any dividends payable to holders of Common Stock as of any Record Date before the close of business on the conversion date.

     If the Company (i) is a party to a consolidation, merger or binding share exchange or (ii) reclassifies the Common Stock or (iii) conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the right to convert a Note into shares of Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or such other Person, in each case in accordance with the Indenture.

     The above description of conversion of the Security is qualified by reference to, and is subject in its entirety by, the more complete description thereof contained in the Indenture.”

ARTICLE 2
MISCELLANEOUS

     Section 2.01 Application of First Amendment to Second Supplemental Indenture. Each and every term and condition contained in this First Amendment to Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture, as supplemented by the Second Supplemental Indenture, shall apply only to the Notes created thereby and not to any future series of Securities established under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this First Amendment Second Supplemental Indenture, the Indenture, as supplemented by the Second Supplemental Indenture, shall remain in full force and effect and is hereby ratified and confirmed.

     Section 2.02 Effective Date. This First Amendment to Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

     Section 2.03 Counterparts. This First Amendment to Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

HCC INSURANCE HOLDINGS, INC.
By:
	Name:	Edward H. Ellis, Jr.
	Title:	Executive Vice President

WACHOVIA BANK, as Trustee
By:
	Name:	Kevin M. Dobrava
	Title:	Vice President